Press Release	Source: friendlyway Corporation

Friendlyway Corporation Releases June 2006 Corporate Update

Wednesday July 19, 1:06 pm ET

COLORADO SPRINGS, CO--(MARKET WIRE)--Jul 19, 2006 -- friendlyway Corporation (OTC BB:FDWY.OB - News), a self-service provider of customer-facing public access self-service systems, today released its June 2006 Corporate Update reporting continuing progress on new business initiatives and new systems rollouts.

Pantel Systems reports that during the month of June final engineering was completed for its new enhanced e-banking kiosk. Following necessary insurance and banking certifications, components for an initial rollout of 20 units were ordered and fabrication began. Each kiosk will provide convenient banking services including ATM, bill pay, debit card, money transfers and check cashing within a small footprint. The company has reported 92 confirmed contracted locations for its kiosks in the Denver area and is focusing its first deployments within the Hispanic community. The company, however, has indicated it will be sending two units to potential customers for testing and evaluation for larger scale rollouts. Each kiosk will replace existing ATM machines that are actively in use at this time, thus insuring immediate usage and revenue generation. The company continues to report that it is actively involved in final negotiations with funding sources that will allow it to ramp up to installations of 100 units per month beginning as early as September contingent upon the successful installation of the first 20 units. The company concludes by stating that it is accepting delivery of the initial units at the release of this report and installations have begun.

The Board of Directors held a June meeting in which the Directors accepted the resignations of Alex von Welczeck as CEO and Director of the Company and Henry Lo as Chief Financial Officer. The Board also approved a resolution to submit to shareholder consent the name change of friendlyway Corporation to PSI Corporation.

"The Pantel team is excited about entering the deployment phase of the e-banking kiosk and its opportunity to serve the unbanked communities in providing the financial services that the bank consumer has become accustomed to," said Upcraft. "August will see the planned deployment of another 30 units in the greater Denver area. This will further expand the penetration and the recognition of the consumer convenience of the e-banking kiosk. In addition, Pantel has entered into advertising contracts to provide targeted messaging to the Hispanic community via digital signage that is displayed on a 32" LCD screen incorporated into the kiosks."

"Pantel has partnered with key companies regarding the management/maintenance of the kiosks and the selling of ad space on the kiosks. The advertising revenues will have a major impact on Pantel as the transaction activity generated by the kiosks grows month after month," Upcraft said.

About friendlyway Corporation:

friendlyway Corporation provides self-service systems and technologies for public access at points of sale, service, and information. Its interactive information stations are used in various applications such as ticketing, Internet access, self check-in, way-finding, lead management, e-commerce, banking, lobby management, and access control, as well as information and education. The company serves trade shows, conferences, events and promotions, hospitality, tourism and travel, healthcare and hospitals, financial services and banking, government, and fashion and retail sectors. friendlyway markets its products and services internationally through sales and marketing campaigns, conferences, one-on-one consultations, telemarketing, direct sales, and client and vendor referrals. For more information, please visit: http://www.friendlywayinc.com.

SAFE HARBOR

Forward-looking statements made in this release are made pursuant to the "safe harbor" provision of the Private Securities Reform Act of 1995. Forward-looking statements made by friendlyway Corporation are not a guarantee of future performance.

Contact:
Contact:
friendlyway Corporation
Ken Upcraft
(719) 359-5533